Exhibit 99.1

Monroe Capital Corporation BDC Announces Second Quarter 2022 Results

CHICAGO, IL, August 2, 2022 -- Monroe Capital Corporation (Nasdaq: MRCC) (“Monroe”) today announced its financial results for the second quarter ended June 30, 2022.

Except where the context suggests otherwise, the terms “Monroe,” “we,” “us,” “our,” and “Company” refer to Monroe Capital Corporation.

Second Quarter 2022 Financial Highlights

•	Net Investment Income of $5.0 million, or $0.23 per share

•	Adjusted Net Investment Income (a non-GAAP measure described below) of $5.4 million, or $0.25 per share

•	Net decrease in net assets resulting from operations of $7.4 million, or $0.34 per share
•	Net Asset Value (“NAV”) of $232.1 million, or $10.71 per share

•	Paid quarterly dividend of $0.25 per share on June 30, 2022

Chief Executive Officer Theodore L. Koenig commented, “We are pleased to report that Adjusted Net Investment Income for the quarter once again covered our dividend. Our current annual cash dividend to shareholders is approximately 10.9%(1). The more negative economic backdrop during the second quarter and the corresponding aggressive actions by the Federal Reserve created increased uncertainty across all markets. This market volatility and the associated spread widening in the loan market has caused downward pressure on loan valuations for all lenders during the quarter. Despite the inflationary and rising interest rate headwinds, credit performance remains strong. Further, new deal activity remains robust at Monroe as the market volatility opened up the opportunity set for both sponsored and non-sponsored transactions. We are well positioned to benefit from increases in interest rates and we remain committed to supporting the financing needs of our clients that have resilient business models and positive long-term outlooks. As always, we continue to be focused on adhering to our underwriting principles and generating strong risk-adjusted returns to create shareholder value.”

(1) Based on an annualized dividend and closing share price as of August 1, 2022.

Monroe Capital Corporation is a business development company affiliate of the award winning private credit investment firm and lender, Monroe Capital LLC.

Management Commentary

Adjusted Net Investment Income totaled $5.4 million or $0.25 per share for the quarter ended June 30, 2022. This is consistent with $5.4 million or $0.25 per share for the quarter ended March 31, 2022. See Non-GAAP Financial Measure – Adjusted Net Investment Income discussion below.

NAV decreased by $0.59 per share, or 5.2%, to $232.1 million or $10.71 per share as of June 30, 2022, compared to $244.9 million or $11.30 per share as of March 31, 2022. The NAV decrease of $0.59 per share was primarily the result of net unrealized losses on the portfolio due to overall market volatility and spread widening in the loan market.

During the quarter, MRCC’s debt-to-equity leverage increased from 1.30 times debt-to-equity to 1.38 times debt-to equity. While we have seen repayments of approximately $27.9 million, net of investment activity since the end of the second quarter, we have a strong pipeline and we continue to focus on selectively redeploying capital stemming from repayments to maintain MRCC’s leverage level while continuing to actively manage our investment portfolio.

Selected Financial Highlights

(in thousands, except per share data)

	June 30, 2022	March 31, 2022

	(unaudited)
Consolidated Statements of Assets and Liabilities data:
Investments, at fair value	$536,039	$545,989
Total assets	$556,331	$564,842
Total net assets	$232,121	$244,901
Net asset value per share	$10.71	$11.30

	For the quarter ended
	June 30, 2022	March 31, 2022

	(unaudited)
Consolidated Statements of Operations data:
Net investment income	$5,014	$5,398
Adjusted net investment income (2)	$5,416	$5,417
Net gain (loss)	$(12,378)	$(4,551)
Net increase (decrease) in net assets resulting from operations	$(7,364)	$847

Per share data:
Net investment income	$0.23	$0.25
Adjusted net investment income (2)	$0.25	$0.25
Net gain (loss)	$(0.57)	$(0.21)
Net increase (decrease) in net assets resulting from operations	$(0.34)	$0.04

(2)	See Non-GAAP Financial Measure – Adjusted Net Investment Income below for a detailed description of this non-GAAP measure and a reconciliation from net investment income to Adjusted Net Investment Income. The Company uses this non-GAAP financial measure internally in analyzing financial results and believes that this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends for the Company.

Portfolio Review

The Company had debt and equity investments in 98 portfolio companies, with a total fair value of $536.0 million as of June 30, 2022, as compared to debt and equity investments in 97 portfolio companies, with a total fair value of $546.0 million, as of March 31, 2022. The Company’s portfolio consists primarily of first lien loans, representing 83.8% of the portfolio as of June 30, 2022, and 83.1% of the portfolio as of March 31, 2022. As of June 30, 2022, the weighted average contractual and effective yield on the Company’s debt and preferred equity investments was 8.4% and 8.5%, respectively, as compared to the weighted average contractual and effective yield of 7.9% and 8.0%, respectively, as of March 31, 2022. Portfolio yield is calculated only on the portion of the portfolio that has a contractual coupon and therefore does not account for dividends on equity investments (other than preferred equity). As of June 30, 2022, 2.0% of the Company’s total investments at fair value were on non-accrual as compared to 2.2% as of March 31, 2022.

Financial Review

Net Investment Income for the quarter ended June 30, 2022 totaled $5.0 million, or $0.23 per share, compared to $5.4 million, or $0.25 per share, for the quarter ended March 31, 2022. Adjusted Net Investment Income was $5.4 million, or $0.25 per share, for the quarter ended June 30, 2022, compared to $5.4 million, or $0.25 per share, for the quarter ended March 31, 2022. Investment income for the quarter ended June 30, 2022 totaled $13.0 million, compared to $12.5 million for the quarter ended March 31, 2022. The $0.5 million increase in investment income was primarily driven by higher fee income, partially offset by a decline in interest income. Total expenses for the quarter ended June 30, 2022 totaled $8.0 million, compared to $7.1 million for the quarter ended March 31, 2022. The $0.9 million increase in expenses during the quarter was primarily driven by higher incentive fees (net of associated fee waivers) and income taxes, including excise taxes, partially offset by lower interest and other debt financing expenses as a result of the repayment of our Small Business Administration (“SBA”) debentures during the quarter ended March 31, 2022.

Net gain (loss) was ($12.4) million for the quarter ended June 30, 2022, compared to ($4.6) million for the quarter ended March 31, 2022. Net realized and unrealized gains (losses) on investments were ($13.4) million for the quarter. The net unrealized losses during the quarter were driven primarily by the overall market volatility and spread widening in the loan market. Other net gains (losses) totaled $1.0 million for the quarter ended June 30, 2022, comprised primarily of net unrealized gains on foreign currency forward contracts.

Net increase (decrease) in net assets resulting from operations was ($7.4) million, or ($0.34) per share, for the quarter ended June 30, 2022, compared to $0.8 million, or $0.04 per share, for the quarter ended March 31, 2022.

Liquidity and Capital Resources

At June 30, 2022, the Company had $6.0 million in cash, $190.0 million of debt outstanding on its revolving credit facility and $130.0 million of debt outstanding on its 2026 Notes. As of June 30, 2022, the Company had approximately $65.0 million available for additional borrowings on its revolving credit facility, subject to borrowing base availability.

MRCC Senior Loan Fund

MRCC Senior Loan Fund I, LLC (“SLF”) is a joint venture with Life Insurance Company of the Southwest (“LSW”), an affiliate of National Life Insurance Company. SLF invests primarily in senior secured loans to middle market companies in the United States. The Company and LSW have each committed $50.0 million of capital to the joint venture. As of June 30, 2022, the Company had made net capital contributions of $42.7 million in SLF with a fair value of $37.6 million, as compared to net capital contributions of $42.2 million in SLF with a fair value of $40.2 million at March 31, 2022. During the quarter ended June 30, 2022, the Company received an income distribution from SLF of $0.9 million, consistent with the $0.9 million received during the quarter ended March 31, 2022. The SLF’s underlying investments are loans to middle-market borrowers that are generally larger than the rest of MRCC’s portfolio which is focused on lower middle-market companies. The SLF’s portfolio decreased in value by 3.1% during the quarter, from 97.9% of amortized cost as of March 31, 2022 to 94.8% of amortized cost as of June 30, 2022.

As of June 30, 2022, SLF had total assets of $203.6 million (including investments at fair value of $195.2 million), total liabilities of $128.5 million (including borrowings under the $175.0 million secured revolving credit facility with Capital One, N.A. (the “SLF Credit Facility”) of $129.6 million) and total members’ capital of $75.1 million. As of March 31, 2022, SLF had total assets of $202.1 million (including investments at fair value of $195.3 million), total liabilities of $121.7 million (including borrowings under the SLF Credit Facility of $120.1 million) and total members’ capital of $80.4 million.

Non-GAAP Financial Measure – Adjusted Net Investment Income

On a supplemental basis, the Company discloses Adjusted Net Investment Income (including on a per share basis) which is a financial measure that is calculated and presented on a basis of methodology other than in accordance with generally accepted accounting principles of the United States of America (“non-GAAP”). Adjusted Net Investment Income represents net investment income, excluding the net capital gains incentive fee and income taxes. The Company uses this non-GAAP financial measure internally in analyzing financial results and believes that this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends for the Company. The management agreement with the Company’s advisor provides that a capital gains incentive fee is determined and paid annually with respect to realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized capital losses for such year. Management believes that Adjusted Net Investment Income is a useful indicator of operations exclusive of any net capital gains incentive fee as net investment income does not include gains associated with the capital gains incentive fee.

The following table provides a reconciliation from net investment income (the most comparable GAAP measure) to Adjusted Net Investment Income for the periods presented:

	For the quarter ended
	June 30, 2022		March 31, 2022
	Amount	Per Share Amount	Amount	Per Share Amount

	(in thousands, except per share data)
Net investment income	$5,014	$0.23	$5,398	$0.25
Net capital gains incentive fee	—	—	—	—
Income taxes, including excise taxes	402	0.02	19	—
Adjusted Net Investment Income	$5,416	$0.25	$5,417	$0.25

Adjusted Net Investment Income may not be comparable to similar measures presented by other companies, as it is a non-GAAP financial measure that is not based on a comprehensive set of accounting rules or principles and therefore may be defined differently by other companies. In addition, Adjusted Net Investment Income should be considered in addition to, not as a substitute for, or superior to, financial measures determined in accordance with GAAP.

Second Quarter 2022 Financial Results Conference Call

The Company will host a webcast and conference call to discuss these operating and financial results on Wednesday, August 3, 2022 at 11:00 am ET. The webcast will be hosted on a webcast link located in the Investor Relations section of the Company’s website at http://ir.monroebdc.com/events.cfm. To participate in the conference call, please dial (800) 715-9871 approximately 10 minutes prior to the call. Please reference conference ID # 4125199.

For those unable to listen to the live broadcast, the webcast will be available for replay on the Company’s website approximately two hours after the event.

For a more detailed discussion of the financial and other information included in this press release, please also refer to the Company’s Form 10-Q for the quarter ended June 30, 2022 to be filed with the SEC (www.sec.gov) on August 2, 2022.

MONROE CAPITAL CORPORATION

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

(in thousands, except per share data)

	June 30, 2022	March 31, 2022

	(unaudited)
ASSETS
Investments, at fair value:
Non-controlled/non-affiliate company investments	$407,457	$414,135
Non-controlled affiliate company investments	91,031	91,644
Controlled affiliate company investments	37,551	40,210
Total investments, at fair value (amortized cost of: $567,129 and $563,635, respectively)	536,039	545,989
Cash	5,969	7,337
Unrealized gain on foreign currency forward contracts	1,421	365
Interest receivable	12,302	10,431
Other assets	600	720
Total assets	556,331	564,842

LIABILITIES
Debt:
Revolving credit facility	190,000	188,300
2026 Notes	130,000	130,000
Total debt	320,000	318,300
Less: Unamortized deferred financing costs	(3,743)	(4,154)
Total debt, less unamortized deferred financing costs	316,257	314,146
Interest payable	2,759	1,203
Management fees payable	2,269	2,288
Incentive fees payable	657	—
Accounts payable and accrued expenses	2,268	2,269
Directors' fees payable	—	35
Total liabilities	324,210	319,941
Net assets	$232,121	$244,901

ANALYSIS OF NET ASSETS
Common stock, $0.001 par value, 100,000 shares authorized, 21,666 and 21,666 shares issued and outstanding, respectively	$22	$22
Capital in excess of par value	298,687	298,687
Accumulated undistributed (overdistributed) earnings	(66,588)	(53,808)
Total net assets	$232,121	$244,901
Net asset value per share	$10.71	$11.30

MONROE CAPITAL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	For the quarter ended
	June 30, 2022	March 31, 2022

	(unaudited)
Investment income:
Non-controlled/non-affiliate company investments:
Interest income	$7,992	$8,655
Payment-in-kind interest income	644	657
Dividend income	100	64
Fee income	1,192	—
Total investment income from non-controlled/non-affiliate company investments	9,928	9,376
Non-controlled affiliate company investments:
Interest income	1,366	1,006
Payment-in-kind interest income	753	1,164
Dividend income	48	45
Total investment income from non-controlled affiliate company investments	2,167	2,215
Controlled affiliate company investments:
Dividend income	900	900
Total investment income from controlled affiliate company investments	900	900
Total investment income	12,995	12,491

Operating expenses:
Interest and other debt financing expenses	3,776	3,922
Base management fees	2,269	2,343
Incentive fees	774	408
Professional fees	248	280
Administrative service fees	303	330
General and administrative expenses	287	219
Directors' fees	39	35
Expenses before base management fee and incentive fee waivers	7,696	7,537
Base management fee waivers	—	(55)
Incentive fee waivers	(117)	(408)
Total expenses, net of base management fee and incentive fee waivers	7,579	7,074
Net investment income before income taxes	5,416	5,417
Income taxes, including excise taxes	402	19
Net investment income	5,014	5,398

Net gain (loss):
Net realized gain (loss):
Non-controlled/non-affiliate company investments	20	(103)
Extinguishment of debt	—	(1,039)
Foreign currency forward contracts	19	12
Foreign currency and other transactions	(28)	(9)
Net realized gain (loss)	11	(1,139)

Net change in unrealized gain (loss):
Non-controlled/non-affiliate company investments	(9,375)	(1,857)
Non-controlled affiliate company investments	(910)	(389)
Controlled affiliate company investments	(3,159)	(915)
Foreign currency forward contracts	1,056	(416)
Foreign currency and other transactions	(1)	165
Net change in unrealized gain (loss)	(12,389)	(3,412)

Net gain (loss)	(12,378)	(4,551)

Net increase (decrease) in net assets resulting from operations	$(7,364)	$847

Per common share data:
Net investment income per share - basic and diluted	$0.23	$0.25
Net increase (decrease) in net assets resulting from operations per share - basic and diluted	$(0.34)	$0.04
Weighted average common shares outstanding - basic and diluted	21,666	21,666

Additional Supplemental Information:

The composition of the Company’s investment income was as follows (in thousands):

	For the quarter ended
	June 30, 2022	March 31, 2022
Interest income	$9,026	$9,085
Payment-in-kind interest income	1,397	1,821
Dividend income	1,048	1,009
Fee income	1,192	—
Prepayment gain (loss)	65	198
Accretion of discounts and amortization of premiums	267	378
Total investment income	$12,995	$12,491

The composition of the Company’s interest expense and other debt financing expenses was as follows (in thousands):

	For the quarter ended
	June 30, 2022	March 31, 2022
Interest expense - revolving credit facility	$1,731	$1,474
Interest expense - 2026 Notes	1,555	1,555
Interest expense - SBA debentures	—	292
Amortization of deferred financing costs	490	601
Total interest and other debt financing expenses	$3,776	$3,922

ABOUT MONROE CAPITAL CORPORATION

Monroe Capital Corporation is a publicly-traded specialty finance company that principally invests in senior, unitranche and junior secured debt and, to a lesser extent, unsecured debt and equity investments in middle-market companies. The Company’s investment objective is to maximize the total return to its stockholders in the form of current income and capital appreciation. The Company’s investment activities are managed by its investment adviser, Monroe Capital BDC Advisors, LLC, which is an investment adviser registered under the Investment Advisers Act of 1940, as amended, and an affiliate of Monroe Capital LLC. To learn more about Monroe Capital Corporation, visit www.monroebdc.com

ABOUT MONROE CAPITAL LLC

Monroe Capital LLC (“Monroe”) is a premier boutique asset management firm specializing in private credit markets across various strategies, including direct lending, asset-based lending, specialty finance, opportunistic and structured credit, and equity. Since 2004, the firm has been successfully providing capital solutions to clients in the U.S. and Canada. Monroe prides itself on being a value-added and user-friendly partner to business owners, management, and both private equity and independent sponsors. Monroe’s platform offers a wide variety of investment products for both institutional and high net worth investors with a focus on generating high quality “alpha” returns irrespective of business or economic cycles. The firm is headquartered in Chicago and maintains offices in Atlanta, Boston, Los Angeles, Miami, Naples, New York, San Francisco, and Seoul.

Monroe has been recognized by both its peers and investors with various awards including Global M&A Network as the 2022 Small Mid-Markets Lender of the Year, Americas; Private Debt Investor as the 2021 Senior Lender of the Year, 2021 Lower Mid-Market Lender of the Year, Americas; Creditflux as the 2021 Best U.S. Direct Lending Fund; and Pension Bridge as the 2020 Private Credit Strategy of the Year. For more information, please visit www.monroecap.com.

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.

SOURCE:          Monroe Capital Corporation

Investor Contact:	Mick Solimene
Chief Investment Officer and Chief Financial Officer
Monroe Capital Corporation
(312) 598-8401
Email: msolimene@monroecap.com

Media Contact:	Margaret Chase
BackBay Communications
(617) 391-0790 Ext. 123
Email: margaret.chase@backbaycommunications.com